Exhibit 10.25

Name of Grantee:	[—]
Number of Units subject to Award:	[—]
Date of Grant:	[—]

INVENTIV GROUP HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

THESE RESTRICTED STOCK UNITS AND ANY SECURITIES ISSUED UPON THE VESTING OF THESE RESTRICTED STOCK UNITS ARE SUBJECT TO RESTRICTIONS ON VOTING AND/OR TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE STOCKHOLDERS AGREEMENT.

INVENTIV GROUP HOLDINGS, INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR PERFORMANCE CONTINGENT RESTRICTED STOCK UNITS AND THE TAX CONSEQUENCES ASSOCIATED WITH THOSE UNITS.

RESTRICTED STOCK UNIT AGREEMENT

This agreement (this “Agreement”) evidences an award (the “Award”) consisting of Restricted Stock Units (the “Units”) granted by inVentiv Group Holdings, Inc. (the “Company”) to the grantee specified above (the “Grantee”) pursuant to and subject to the terms of the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference. Defined terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1. Grant of the Units. The Company grants to the Grantee on the date of grant set forth above (the “Date of Grant”) an Award consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock of the Company with respect to each Unit forming part of the Award. Subject to adjustment pursuant to Section 7 of the Plan, the total number of Units subject to the Award is as set forth above (the “Total Number of Units”).

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a)

“Beneficiary” means the death beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Grantee prior to the Grantee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Grantee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Grantee’s death, of an instrument of revocation in form acceptable to the Administrator.

(b)	“Change of Control” means any change in the ownership of the capital stock of the Company, if, immediately after giving effect thereto, (i) any Person (or group of Persons acting in concert) other than the Investors will have the direct or indirect power to elect a majority of the members of the Board or (ii) the Investors shall own less than 25% of the Equivalent Shares.

(c)	“Equivalent Shares” means at any date of determination, (i) as to any outstanding shares of Stock, such number of shares of Stock and (ii) as to any outstanding options, warrants or convertible securities, the maximum number of shares of Stock for which or into which such options, warrants, or convertible securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

(d)	“Investors” means Thomas H. Lee Partners, L.P. and its related investment funds that hold shares of the Company’s Stock.

(e)	“Profits” means the difference between (i) the gross proceeds realized by the Grantee upon the sale of the shares of Stock issued to the Grantee upon the vesting of Units issued pursuant to this Agreement and (ii) the sum of (A) any applicable taxes and brokerage commissions paid or payable upon the sales of such share of Stock and (B) any applicable taxes paid in cash upon the vesting of Units issued pursuant to this Agreement.

(f)	“Vesting Event” means a Change of Control.

3. Vesting; Treatment of Units Upon Cessation of Employment.

(a)	Generally. The Company shall be obligated to deliver to the Grantee (or its Beneficiary, as applicable) as soon as practicable upon the vesting of the Units or any portion thereof, but in all events no later than March 15th of the year following such vesting one share of Stock with respect to each such vested Unit, subject to the terms of the Plan and this Agreement. Unless earlier terminated, relinquished or expired, the Units will vest in full upon a Vesting Event. Any unvested Units shall expire on the 10th anniversary of the Date of Grant.

(b)

Dividend Equivalents, etc. The Administrator may in its sole discretion provide for the payment of amounts (in cash or Stock) in lieu of cash dividends or other cash distributions made on the Company’s Stock prior to the delivery of Stock upon a Vesting Event in accordance with Section 3(a) above with respect to the Stock underlying the Units, provided that any such payments will be paid at the same time as the underlying Stock is delivered to the Grantee pursuant to Section 3(a).

(c)	Treatment of the Units Upon Cessation of Employment. If the Grantee’s Employment ceases, the Units, to the extent not already vested, will be treated as follows:

(i) Subject to clauses (iv) and (v) below, if the Grantee’s Employment terminates by reason of the Grantee’s death or Disability, any unvested Units will remain outstanding; provided, however, that upon a Vesting Event, the number of Units that will vest shall be determined by multiplying (1) the total number of Units subject to this Award by (2) the ratio of (A) the number of days elapsed from the Date of Grant until the date of death or Disability, as the case may be, to (B) the number of days elapsed from the Date of Grant until the Vesting Event.

(ii) Subject to clauses (iv) and (v) below, if the Grantee’s Employment terminates by reason of a voluntary termination by the Grantee, all unvested Units will immediately terminate and be forfeited upon such termination.

(iii) Subject to clauses (iv) and (v) below, if the Grantee’s Employment terminates by reason of an involuntary termination by the Company and its subsidiaries other than for Cause, all unvested Units will remain outstanding.

(iv) If the Grantee’s Employment is terminated by the Company and its subsidiaries for Cause, or if the Grantee voluntarily terminates his or her Employment and, at the time of such voluntary termination, there exist circumstances that would have entitled the Company and its subsidiaries to terminate the Grantee’s Employment for Cause, all Units (whether vested or unvested) and all Stock then deliverable in respect of vested Units will immediately terminate and be forfeited upon such termination. Further, upon any such termination described in this Section 3(c)(iii) occurring prior to a Vesting Event, all shares of Stock issued upon the vesting of any Units and held by the Grantee will be forfeited in their entirety and if the Grantee has sold shares of Stock issued upon vesting of Units issued pursuant to this Agreement within six (6) months prior to the termination date, then the Company will be entitled to recover any and all Profits realized by the Grantee in connection with such sale; provided, however, that in the event the Administrator determines that it is necessary to establish whether grounds exist for termination for Cause, the Award will be suspended during any period of up to thirty (30) days required to conduct such determination, meaning that the vesting, exercisability and/or lapse of restrictions otherwise applicable to the Award will be tolled and if grounds for such termination are determined to exist, the forfeiture specified by this Section 3(b)(iii) will apply as of the date of suspension, and if no such grounds are determined to exist, the Award will be reinstated on its original terms.

(v) The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award or Units underlying any Award at any time if the Grantee breaches any agreement with the Company or its subsidiaries with respect to non-competition, non-solicitation, or non-hire.

4. Legends, Etc. Shares issued upon vesting of the Units or otherwise delivered in satisfaction of the Award will bear such legends as may be required or provided for under applicable law.

5. Transfer of the Award and the Units. Neither the Award nor the Units may be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

6. Certain Tax Matters. The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares upon the vesting of the Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No shares will be required to be transferred pursuant to the vesting of the Units (or any portion thereof) unless and until the Grantee or the person then holding the Award has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by holding this Award the Grantee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Administrator shall, if requested by the Grantee (or the Grantee’s estate, as applicable) in the event of the vesting of any Units following the Grantee’s termination of Employment due to death or Disability, hold back shares that would otherwise be deliverable (but not in excess of the applicable minimum statutory withholding rate).

The Grantee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Grantee, but nothing in this sentence shall be construed as relieving the Grantee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

7. Effect on Employment. Neither the grant of the Award, nor the issuance of Stock upon vesting of the Units, will give the Grantee any right to continued Employment with the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.

8. Restrictions on Activities of Grantee.

(a)	Grantee hereby reaffirms any and all obligations Grantee may have, whether applicable during employment and/or thereafter, with respect to non-competition; non-solicitation of customers; non-solicitation of employees, consultants or others; confidentiality; intellectual property; or any similar obligation, as set forth in Grantee’s 2012 restrictive stock agreement, agreement signed upon hire, or any other agreement between Grantee and the Company or any of its Affiliates containing such terms (“Grantee’s restrictive covenant obligations”). Grantee acknowledges that Grantee’s restrictive covenant obligations remain in force and are valid and enforceable and that Grantee has had an opportunity to obtain a copy of the agreement containing Grantee’s restrictive covenant obligations upon request before accepting this Award.

(b)	This Award, all Units issued pursuant to this Award and all shares of Stock issued upon vesting of the Units shall be forfeited in their entirety (including as to any portion of an Award or Units that are vested or as to which any repurchase or resale rights or forfeiture restrictions in favor of the Company or its designee with respect to such Units have previously lapsed) if the Grantee breaches the provisions of Grantee’s restrictive covenant obligations; provided, that if the Grantee has sold shares of Stock issued upon exercise or settlement of this Award or any Units subject to this Award within six (6) months prior to the date on which the Grantee would otherwise have been required to forfeit such Units or shares of Stock under this subsection (b) as a result of the Grantee’s breach of Grantee’s restrictive covenant obligations, then the Company will additionally be entitled to recover any and all Profits realized by the Grantee in connection with such sale.

9. Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. In the event of any alleged breach or threatened breach of this Agreement, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware. Further, the Grantee unconditionally waives the Grantee’s right to a jury trial of any and all claims or causes of action arising out of this Agreement.

For the avoidance of doubt, the provisions of this Agreement and the Plan shall apply to the Award, including without limitation the vesting (if any) of the Units, notwithstanding any provision relating to the vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Grantee and the Company or any Affiliate. The Grantee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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Executed as of the     day of                 , 2013.

Company:	INVENTIV GROUP HOLDINGS, INC.

By:
Name:
Title:

Grantee:
Name:
Address: